DIGITAL YOUTH NETWORK INC.
Suite 302, 1040 Hamilton Street
Vancouver, British Columbia
Canada V6B 2R9

December 2nd, 2004.

Digital Advertising Network Inc.
481 Viger West, 4th Floor
Montreal, Quebec
Canada H2Z 1G6

Attention: Warren Stelman

Re: Proposed Revenue Sharing Agreement Between Digital Youth Network Inc. ("DY") and Digital Advertising Network Inc.("DAN")

This letter agreement ("Letter Agreement") outlines the general terms of an understanding between DY and DAN whereby each party will contribute its respective expertise to a series of interactive advertising campaigns.

DY is engaged in the business of advertising to teenagers primarily through the use of text messaging, direct mail and live event interaction between its DY 'street teams' and a target audience of teenaged members. DY, which has been approved by all Canadian wireless carriers to use the text messaging short code 839839 (TEXTDY), sends and receives text messages to and from its members, and the general population, via text messaging sent, using DY's software and servers, over all of Canada's wireless networks.

DAN operates a national network of satellite fed, large format, digital screens centrally controlled from a single location delivering full motion content and advertising to the food courts located primarily in Canadian shopping malls and to other high traffic venues (the "DAN Network").

This Letter Agreement outlines the basic terms of an understanding whereby DAN will display messages over the DAN Network from time to time, inviting viewers to participate in various promotions by sending a specific text message to DY for a chance to win or purchase discounted products from the advertiser. In this regard, DAN and DY agree that:

1. During the one year term of this Letter Agreement expiring December 31, 2005 (the "Term"), DY shall have a limited exclusive right to use or access the DAN Network in all provinces and territories of Canada (except for Quebec) for the conduct of text message-based advertising campaigns as contemplated in this Letter Agreement, and to otherwise participate in the advertising programs contemplated in this Letter Agreement (each a "Campaign" and collectively, the "Campaigns").

2. DY will promote and support the Campaigns to its member community, and the general population, using its text messaging, email, direct mail and street team resources.

3. Each of DY and DAN will promote the use of a Campaign to their respective advertising clients and will actively encourage their advertising clients to participate in one or more Campaigns.

4. DY and DAN will share in revenues generated by the Campaigns as outlined in Schedule "A" hereto. DAN shall be responsible for invoicing and collecting in respect to revenues generated by the Campaign and will deduct and pay therefrom the amounts owing to DY in accordance with Schedule "A" hereto. For greater certainty, DAN shall be obliged to pay DY for its share of the revenues only to the extent that it receives payment on account of the relevant Campaigns. DAN shall pay DY for its share within seven (7) days of DAN's receipt of payment from its clients.

5. If aggregate gross revenues from the conduct of Campaigns do not equal or exceed $250,000 (Cdn) on or before May 15th, 2005, either of DY or DAN shall have the right to terminate this Letter Agreement without penalty on ten days written notice to the other, provided that the obligation to share revenues derived from previously conducted or ongoing Campaigns shall survive any termination and, if DY is the party electing to terminate, DY shall continue to supply its text messaging and related services available to those Campaigns to which DAN may have committed prior to the date of termination. For purposes of this paragraph 5 only, Campaigns shall include only those advertising campaigns in conjunction with DY's concert series and as principal sponsor for both DY's concert series and DY's music trivia campaigns.

6. During the Term, each of the parties will provide to the other a monthly accounting report detailing, for the preceding month, revenues and expenses incurred on a Campaign by Campaign basis.

7. Each of the parties hereby represents and warrants to the other that it has taken all corporate action as is necessary to validly and effectively ratify the execution and delivery of this Letter Agreement and the performance of their respective obligations hereunder.

8. Notwithstanding any other term contained herein to the contrary, DAN shall have the right to refuse to display any advertisement on the DAN Network if, in DAN's sole discretion, the display thereof would conflict with a leasing or other contractual arrangement binding on DAN.

9. DAN agrees that, during the Term, DY shall be the exclusive provider of text messaging interactivity with advertisements displayed on DAN Network, save and except for (i) any advertisements with CHUM Limited or any entity affiliated therewith, and (ii) any DAN client which has its own short code and aggregator, the whole provided that DY is able to supply such interactivity for DAN's advertising clients without undue delays or interruptions and upon commercially reasonable terms.

10. Each of the parties represents and warrants to the other that it has all of the licences, permits, approvals, consents, certificates, registrations and authorizations as are necessary or desirable in the ordinary course of the conduct of its business and in the performance of its respective obligations hereunder. Each of the parties further represents and warrants to the other that its contributions hereunder will not infringe any third party's intellectual property rights (including copyright, patent, trademark, trade secret or other proprietary rights). Lastly, each of DY and DAN hereby covenants and agrees that neither will engage in any unfair trade practices with respect to advertising on the DAN Network nor make any false or misleading representations with respect to advertising on the DAN Network. Each party further agrees to refrain from communicating any representations, guarantees, or warranties with respect to the other party's facilities except as expressly authorized in writing.

11. DAN represents to DY that DAN owns or has secured all right, title, interest and licence in all of the patents, trademarks, trade names, inventions, copyrights, know-how, documentation, software (including diagnostic software and source code) and trade secrets relating to the design, manufacture, operation or service of the DAN Network. The use by DY of any of these rights is authorized only for the purposes herein set forth, and upon termination of this Agreement for any reason such authorization shall cease. DY acknowledges that by reason of its relationship to DAN hereunder it may have access to certain information and materials concerning DAN's business, plans, customers, technology, and products that are confidential and of substantial value to DAN, which value would be impaired if such information were disclosed to third parties. DY will not use in any way for its own account or the account of any third party, nor disclose to any third party, any such confidential information of DAN, whether disclosed by DAN to DY or obtained by the process of reverse engineering. DY shall take every reasonable precaution to protect the confidentiality of all such information.

12. DY represents to DAN that DY owns or has secured all right, title, interest and licence in all of the patents, trademarks, trade names, inventions, copyrights, know-how, documentation, software (including diagnostic software and source code) and trade secrets used by it in providing the text messaging and other advertising services provided by DY and described on the first page of this Letter Agreement. The use by DAN of any of these rights is authorized only for the purposes herein set forth, and upon termination of this Agreement for any reason such authorization shall cease. DAN acknowledges that by reason of its relationship to DY hereunder it may have access to certain information and materials concerning DY's business, plans, customers, technology, and products that are confidential and of substantial value to DY, which value would be impaired if such information were disclosed to third parties. DAN will not use in any way for its own account or the account of any third party, nor disclose to any third party, any such confidential information of DY, whether disclosed by DY to DAN or obtained by the process of reverse engineering. DAN shall take every reasonable precaution to protect the confidentiality of all such information.

13. Each party (the "Indemnifying Party") shall, at its own expense, indemnify and hold the other party, its successors and assigns, and each of their respective directors, officers, employees and agents (collectively the "Indemnified Parties") harmless from and against any claims, demands, actions, causes of action, damage, loss, deficiency, cause, liability and expense which may be made or brought against any of the Indemnified Parties or which any of the Indemnified Parties may suffer or incur as a result of, in respect of or arising out of any non-performance, non-fulfillment or breach by the Indemnifying Party of any term of this Agreement, including representation and warranty, condition or covenant. The Indemnifying Party will defend, at its expense, any action brought by a third party against any of the Indemnified Parties to the extent that the claim by such third party relates to or arises from the actions or omissions of the Indemnifying Party, and will indemnify and hold each of the Indemnified Parties harmless from and against any costs, damages and fees (including legal fees) incurred by any of the Indemnified Parties from such claim.

14. The parties shall execute such further and other documents and do such further and other things as may be necessary to carry out and give effect to the intent of this Letter Agreement.

15. This Letter Agreement constitutes the entire agreement between the parties and there are no representations or warranties, express or implied, statutory or otherwise and no collateral agreements other than as expressly set forth or referred to in this Letter Agreement.

16. Time shall be of the essence of this Letter Agreement.

17. This Letter Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

18. Delivery of an executed copy of this Letter Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Letter Agreement as of the date set forth on page one of this Letter Agreement.

19. This Letter Agreement will enure to the benefit of and be binding upon the parties and their respective successors, and assigns.

20. Any notice required or permitted to be given under this Letter Agreement will be in writing and may be given by delivering, sending by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy, or sending by prepaid registered mail the notice to the address shown on the first page of this Letter Agreement. Any facsimile shall be sent:

If to:

DY, at Facsimile No.: (888) 304-7711

DAN, at Facsimile No.:  (514) 344-5474

(or to such other address or number as any party may specify by notice in writing to another party). Any notice delivered or sent by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy on a business day will be deemed conclusively to have been effectively given on the day the notice was delivered, or the transmission was sent successfully to the number set out above, as the case may be. Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given on the third business day after posting; but if at the time of posting or between the time of posting and the third business day thereafter there is a strike, lockout, or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

21. When the context hereof makes it possible, the word "person" appearing in this Letter Agreement includes in its meaning any firm and any body corporate or politic.

22. This Letter Agreement will be governed by and construed in accordance with the law of Ontario and the laws of Canada applicable therein, and the parties hereby attorn to the jurisdiction of the Courts of competent jurisdiction of Ontario in any proceeding hereunder.

If you accept the foregoing terms and conditions, please date, sign and return the enclosed copy of this Letter Agreement to the undersigned.

Yours very truly,

DIGITAL YOUTH NETWORK INC.

Per: /s/ Dan Reitzik
Dan Reitzik

Accepted and agreed to this 2 day of December, 2004.

DIGITAL ADVERTISING NETWORK INC.

Per: /s/ Warren Stelman
Warren Stelman, Authorized Signatory

Schedule "A"

(To Agreement Between Digital Advertising Network Inc. and Digital Youth Network Inc.)

Unless the context otherwise requires, all capitalised words and phrases appearing herein shall have the same meanings ascribed thereto in the attached Letter Agreement

The following sets forth the manner in which revenues will be shared as between DY and DAN:

1. In respect to a Campaign with a major sponsor for DY's concert series as it relates to the music trivia program, DAN will receive 70% of the net revenue, and DY will receive 30% of the net revenue therefrom. "Net revenue" being defined as gross revenue from the sale of air-time less all applicable agency fees.

2. In respect to a Campaign relating to regular media sale to an advertising client of either Dan or DY for display on the DAN Network where DY will provide its own short code, DAN will receive 100% of the media revenue therefrom and DY will receive $1,500 in consideration for its set up fee. In addition, each of DAN and DY will share equally in the monthly charge secured for the text messaging services from the client in excess of the media and set up charges mentioned above which shall never be less than $5,000 per month.

3. Except with respect to clients that are wireless carriers, wireless retailers or wireless manufacturers, in respect to a Campaign relating to a media program in which a client has its own short code and aggregator but desires (without any obligation so to do) to bundle the Campaign with DY's community audience, DY will charge $2,000 per month for exposure in DY's newsletter, $1,500 for an initial set up fee, and $0.25 per pushed text message with a minimum of 10,000 text messages.

4. In respect to a Campaign in which the client requires a key word (custom short code), DY will receive a $5,000 set up fee which includes a 3 month short code rental. In addition DY and DAN will share equally in a monthly fee which shall be no less than $5,000. per month.